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                                                                    EXHIBIT 99.1

         Apartment Investment and Management Company Sells $54.6 Million of Common Stock to Five Institutional Investors

         DENVER. Sept. 16 - Apartment Investment and Management Company (NYSE:
AIV) ("AIMCO") announced that it has completed the direct placement of 1,382,580 shares of common stock at a net price of $39.50 per share to five institutional investors who are existing AIMCO shareholders. There was no underwriter or placement fee in the transaction. The placement will generate approximately $54.6 million proceeds to AIMCO that will be used for general corporate purposes, including acquisitions.

         "We are pleased to have five long-term shareholders increase their holdings in AIMCO," said Peter Kompaniez, AIMCO's president and vice chairman.

         AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 32 regional operating centers, which holds a geographically diversified portfolio of apartment communities. AIMCO through its subsidiaries, operates approximately 2,000 properties, including approximately 370,000 apartment units, and serves approximately one million residents. AIMCO's properties are located in 49 states, the District of Columbia and Puerto Rico.

         CONTACT: Peter Kompaniez, President, 714-593-1723, or Leeann Morein, Senior Vice President-Investor Services, 303-757-8101, Investor@aimco.com. both of AIMCO

         Web Site:  http://www.aimco.com